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                                                              Exhibit 99 (a) (9)
[TEFRON LOGO]


FOR IMMEDIATE RELEASE


                   TEFRON ANNOUNCES SUCCESSFUL COMPLETION OF
                           TENDER FOR ALBA-WALDENSIAN


BNEI-BRAK, ISRAEL and VALDESE, N.C. December 14, 1999 -- Tefron Ltd. (NYSE: TFR) and Alba-Waldensian, Inc. (AMEX: AWS) today announced the successful completion of the tender by Tefron's wholly-owned subsidiary, AWS Acquisition Corp. for all outstanding shares of Alba-Waldensian, at $18.50 per share. Tefron and Alba-Waldensian announced the terms of the offer on November 12, 1999.

The transaction which joins together Tefron, one of the world's leading producers of seamless intimate apparel, and Alba-Waldensian, a leading US manufacturer of seamless apparel and a manufacturer of healthcare products, significantly reinforces Tefron's position as a leader in the market for seamless intimate apparel.

Commenting, Sigi Rabinowicz, Chief Executive Officer of Tefron said, "We are delighted by the successful completion of the tender offer. As we described last month, Alba brings significant assets to Tefron including significant additional production capacity, a presence in the United States, direct store distribution capability, an attractive customer base and, of course, incremental revenues. The resulting company will begin the new millennium with a combined annualized revenue run rate of almost a quarter of a billion dollars, a long list of the world's most prestigious customers, including several new customers announced recently, and global manufacturing capabilities. This strong base will allow us to better address the enormous and growing demand for seamless intimate apparel and position us to better serve our customers.

The tender offer expired at 12:00 midnight, Eastern Standard time, on Monday, December 13, 1999. Following expiration of the Offer, AWS Acquisition Corp. accepted for payment all shares validly tendered and not withdrawn pursuant to the Offer. Tefron has been advised by the depositary for the Offer that as of the expiration of the Offer 3,136,679 shares of Alba-Waldensian were validly tendered and now withdrawn (including 45,200 shares tendered pursuant to the procedures for guaranteed delivery), representing 96.6% of total shares outstanding. Tefron plans to acquire the remaining Alba-Waldensian shares at $18.50 per share through a cash merger of AWS Acquisition Corp. into Alba-Waldensian, expected to be completed shortly.

                                    - more -

                               [GRAPHIC OMITTED]

                                 TEFRON LTD.
                Head Office: 28 CHIDA St. Bnei-Brak 51371 ISRAEL
                      TEL. 972-3-5978701 FAX. 972-3-5798715

        Plant: IND. Center Teradyon P.O. Box 1365 Misgav 20179 ISRAEL
                  TEL. 972-4-9900000 FAX. 972-4-9990051/3/5
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                                      -2-

The waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act applicable to the acquisition of Alba-Waldensian by a subsidiary of Tefron, expired on November 27, 1999, as previously reported.

Tefron manufactures boutique-quality everyday seamless intimate apparel sold throughout the world by such name-brand marketers as Victoria's Secret, Gap, Banana Republic, DIM, Cacharet, Schiesser, the Benetton Group, B.H.S., as well as two other well known American designer labels. The Company's product line includes knitted briefs, tank tops, loungewear, nightwear, bras, T-shirts and bodysuits, primarily for women.

This press release contains certain forward-looking statements with respect to the Company's business, financial condition and results of operations. These forward looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including, but not limited to, fluctuations in product demand, economic conditions as well as certain other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                     # # #


Contact:
Mr. Sigi Rabinowicz, CEO
Tefron Limited
Telephone: 972-3-579-8701
Fax:       972-3-579-8715


Ms. Jennifer Leavitt
Taylor Rafferty Associates
Telephone: 212-889-4350
Fax:       212-683-2614
Email:     tra@taylor-rafferty.com